550 California Street, 12th Floor
San Francisco, CA 94104
Tel. 415-835-9200
Fax 415-391-2949

Wachovia Commercial Mortgage Securities, Inc.
Series 2005-CI8
Annual Statement as to Compliance
For Period of May 01, 2005 through December 31, 2005

Pursuant to section 3.13 of the Pooling and Servicing Agreement, I attest that:

(i.)	A review of the activities of GMAC Commercial Mortgage as Special Servicer during the period, and of its performance under this Agreement, has been made under my supervision.

(ii.)
To the best of my knowledge, based on such review, GMAC Commercial Mortgage as Special Servicer, has fulfilled in all material respects its obligations under this Agreement throughout the period.  However, during the period of May 01, 2005 through December 31, 2005, GMAC Commercial Mortgage as Special Servicer did not service any Specially Serviced Mortgaged Loans.

(iii.)
GMAC Commercial Mortgage as Special Servicer has received no notice regarding qualifications, or challenging the status, of the Trust Fund as a REMIC or of the Grantor Trust as a "Grantor Trust" under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental Agency or body.

BY:    /s/Michele Heisler    Date:   03/14/2006
          Michele Heisler
          Vice President, GMAC Commercial Mortgage Corporation